Exhibit (a)(1)(xxix)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank, trust company or other nominee.

March 31, 2014

NOTICE OF VARIATION AND EXTENSION

of HudBay Minerals Inc.’s offer to purchase

all of the issued and outstanding common shares of

AUGUSTA RESOURCE CORPORATION

for consideration per Augusta Share of
0.315 of a Hudbay Share

HudBay Minerals Inc. (the “Offeror”) hereby gives notice that it is varying its offer dated February 10, 2014, as amended by the Notice of Variation and Extension dated March 14, 2014 (together, the “Original Offer”), to purchase, on and subject to the terms and conditions of the Original Offer, as amended, all of the issued and outstanding common shares (the “Augusta Shares”) of Augusta Resource Corporation (“Augusta”), other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including any Augusta Shares that may become issued and outstanding after February 10, 2014 but before the Expiry Time (as defined herein) upon the exercise, exchange or conversion of any securities of Augusta exercisable or exchangeable for, convertible into or otherwise conferring a right to acquire, any Augusta Shares, including, any option, warrant or convertible debenture (“Convertible Securities”), together with the associated rights issued under Augusta’s Shareholder Rights Plan, in order to, among other things, extend the Original Offer to 5:00 p.m. (Toronto Time) on May 5, 2014. The Original Offer, as amended and extended hereby, is referred to herein as the “Offer”.

THE ORIGINAL OFFER HAS BEEN AMENDED AND EXTENDED, AND IS NOW OPEN FOR ACCEPTANCE
UNTIL 5:00 P.M. (TORONTO TIME) ON MAY 5, 2014 (THE “EXPIRY TIME”).

The Offeror will not extend the Offer beyond May 5, 2014 unless, at or by that date, the remaining conditions to the Offer have been satisfied or waived, including the condition that Augusta’s Shareholder Rights Plan has been waived, invalidated or cease-traded. The Offeror will be applying to the British Columbia Securities Commission to cease trade Augusta’s Shareholder Rights Plan prior to the Expiry Time.

This Notice of Variation and Extension should be read in conjunction with the Original Offer and take-over bid circular (the “Original Circular”) dated February 10, 2014, as previously amended (the Original Offer together with the Original Circular collectively referred to as the “Original Offer and Circular”), and the letter of transmittal (the “Letter of Transmittal”) and notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) that accompanied the Original Offer and Circular. The Original Offer and Circular, as amended previously and by this Notice of Variation and Extension collectively constitute the “Offer and Circular”. Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery, each as previously amended, continue to be applicable in all respects. All references to the “Offer” in the Original Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Notice of Variation and Extension mean the Original Offer as amended hereby, and all references in such documents to the “Circular” or the “Offer and Circular” mean the Original Offer and Circular as amended hereby. Unless the context requires otherwise, capitalized terms used herein but not defined herein that are defined in the Original Offer and Circular have the respective meanings given to them in the Original Offer and Circular.

The offering of Hudbay Shares pursuant to the Offer is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. The Offer is subject to applicable disclosure requirements in Canada. Augusta Shareholders should be aware that such requirements are different from those of the United States and may differ from those in other jurisdictions. Financial statements included or incorporated by reference in the Offer and Circular have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and are subject to Canadian auditing standards and auditor independence rules, and thus may not be comparable to financial statements of United States companies or companies incorporated in other jurisdictions. Augusta Shareholders in the United States should be aware that the disposition of Augusta Shares and acquisition of Hudbay Shares by them as described in the Offer and Circular may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described in the Offer and Circular and such holders are urged to consult their tax advisors. The enforcement by Augusta Shareholders of civil liabilities under U.S. federal or state securities laws or applicable laws of other jurisdictions may be affected adversely by the fact that the Offeror is incorporated under and governed by the laws of Canada, that its officers and directors may be residents of jurisdictions other than the United States or such other jurisdictions, that the experts named in the Circular may be residents of jurisdictions other than the United States or such other jurisdictions, that all or a substantial portion of the assets of the Offeror and such persons may be located outside the United States or such other jurisdictions, that some of Augusta’s officers and directors are resident outside the United States or such other jurisdictions and that all or a substantial portion of the assets of Augusta and Augusta’s officers and directors may be located outside the United States or such other jurisdictions.

THE HUDBAY SHARES AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY OTHER SECURITIES REGULATORY

AUTHORITY, NOR HAS THE SEC OR ANY OTHER SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospective investors should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories. Neither the Offeror nor any of its affiliates intends to make any such purchases during the period of the Offer.

Information has been incorporated by reference in the Offer and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference in the Offer and Circular are available electronically on SEDAR and EDGAR at www.sedar.com and www.sec.gov, respectively.

The Depositary for the Offer is:		Information Agent for the Offer is:

Equity Financial Trust Company		Kingsdale Shareholder Services

The Dealer Managers for the Offer are:
In Canada		In the United States
GMP Securities L.P.	BMO Nesbitt Burns Inc.	Griffiths McBurney Corp.	BMO Capital Markets Corp.

Augusta Shareholders who have validly deposited and not withdrawn their Augusta Shares need take no further action to accept the Offer.

Registered Augusta Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on YELLOW paper) that accompanied the Original Offer and Circular, or a manually executed facsimile thereof, and deposit it, at or prior to the Expiry Time, together with certificate(s) or Direct Registration System (DRS) Advices representing their Augusta Shares and all other required documents, with Equity Financial Trust Company (the “Depositary”) at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions set out in the Letter of Transmittal (as set out in Section 3 of the Original Offer, “Manner of Acceptance — Letter of Transmittal”). Alternatively, registered Augusta Shareholders may accept the Offer by following the procedure for guaranteed delivery set out in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the Notice of Guaranteed Delivery (printed on GREEN paper) that accompanied the Original Offer and Circular, or a manually executed facsimile thereof. Augusta Shareholders who hold their Augusta Shares with an investment advisor, stockbroker, bank, trust company or other nominee will not have received a Letter of Transmittal or Notice of Guaranteed Delivery, and should follow the instructions set out by such nominee to tender their Augusta Shares.

Persons whose Augusta Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Augusta Shares under the Offer. Nominees likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Augusta Shareholders must instruct their investment advisor, stockbroker, bank, trust company or other nominee promptly if they wish to tender.

Augusta Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Augusta Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer.

Questions and requests for assistance may be directed to Kingsdale Shareholder Services (the “Information Agent”), who can be contacted at 1-866-229-8874 toll free in North America or at 1-416-867-2272 outside of North America or by e-mail at contactus@kingsdaleshareholder.com; or to the Depositary at the addresses indicated on the last page of this document and additional copies of this document, the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, or any documents incorporated by reference or otherwise related to the Offer, may be obtained, without charge, upon request from the Depositary or the Information Agent at their respective offices shown on the last page of this document, and are accessible on the Canadian Securities Administrators’ website at www.sedar.com, on EDGAR at www.sec.gov and on the Offeror’s website at www.hudbayminerals.com. These website addresses are provided for informational purposes only and no information contained on, or accessible from, these websites is incorporated by reference in the Offer and Circular unless otherwise expressly indicated in the Offer and Circular.

The information contained in this document is current only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable Law. Information in this document and in the Original Offer and Circular related to Augusta has been compiled from public sources — see “INFORMATION CONCERNING AUGUSTA” in the Original Offer and Circular.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Notice of Variation and Extension or the Original Offer and Circular, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary, the Information Agent or the Dealer Managers.

ADDITIONAL NOTICE TO UNITED STATES SHAREHOLDERS

AND OTHER SHAREHOLDERS OUTSIDE CANADA

The Offer is subject to Section 14(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), Regulation 14D promulgated by the SEC thereunder, Section 14(e) of the Exchange Act, and Regulation 14E promulgated by the SEC thereunder.

The Offeror has filed with the SEC a registration statement on Form F—10, which contains a prospectus relating to the Offer, a tender offer statement on a Schedule TO and other documents and information, as such documents have been amended, modified, supplemented or restated. AUGUSTA SHAREHOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THESE DOCUMENTS, ALL DOCUMENTS INCORPORATED BY REFERENCE, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS TO ANY SUCH DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE EACH CONTAINS OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFEROR, AUGUSTA AND THE OFFER. Materials filed with the Canadian securities regulatory authorities are available electronically without charge at www.sedar.com. Materials filed with the SEC are available electronically without charge at the SEC’s website, www.sec.gov. All such materials may also be obtained without charge at the Offeror’s website, www.hudbayminerals.com or by directing a written or oral request to the Information Agent for the Offer, Kingsdale Shareholder Services, at 1-866-229-8874 toll free in North America or at 1-416-867-2272 or by e-mail at contactus@kingsdaleshareholder.com or to the Vice President, Legal and Corporate Secretary of the Offeror at 25 York Street, Suite 800, Toronto, Ontario, telephone 1-416-362-8181.

Neither this document nor the Original Offer and Circular generally addresses the income tax consequences of the Offer to Augusta Shareholders in any jurisdiction outside Canada or the United States. Augusta Shareholders in a jurisdiction outside Canada or the United States should be aware that the disposition of Augusta Shares may have tax consequences which may not be described in this document or the Original Offer and Circular. Accordingly, Augusta Shareholders outside Canada and the United States should consult their own tax advisors with respect to tax considerations applicable to them.

The Original Offer and Circular also contains a cautionary note regarding mineral reserve and resource estimates prepared in accordance with Canadian National Instrument 43-101 — Standards of Disclosure for Mineral Projects — see “CAUTIONARY NOTE REGARDING MINERAL RESERVES AND MINERAL RESOURCES” in the Original Offer and Circular.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Augusta Shares, together with the associated rights issued under the Shareholder Rights Plan, and is not made for any options, warrants or convertible debentures or any other rights to acquire Augusta Shares. Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such Convertible Securities and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Augusta Shares and deposit such Augusta Shares in accordance with the Offer. See Section 1 of the Original Offer, “The Offer”. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received certificates representing the Augusta Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described in Section 3 of the Original Offer, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in the Offer and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential tax consequences to them in connection with the decision to exercise or not exercise such securities.

iv

REPORTING CURRENCY AND CURRENCY EXCHANGE RATE INFORMATION

All dollar references in this document and the Original Offer and Circular are in Canadian dollars, except where otherwise indicated. On February 7, 2014, the Bank of Canada noon rate of exchange for the Canadian dollar, expressed in U.S. dollars, was Canadian $1.00 = United States $0.9076.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Notice of Variation and Extension contains “forward-looking statements” and “forward-looking information” (collectively, “forward-looking information”) within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes information that relates to, among other things, the Offeror’s objectives, strategies, and intentions and future financial and operating performance and prospects, statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer, including the Offeror’s intention to apply to the British Columbia Securities Commission to cease trade the Shareholder Rights Plan, the prospects of Augusta’s strategic review process, the market for Hudbay Shares, the value of the Hudbay Shares received as consideration under the Offer, the Offeror’s anticipated production, the permitting, development and financing of the Rosemont Project, reasons to accept the Offer, and the purpose of the Offer. Forward-looking information is not, and cannot be, a guarantee of future results or events. Forward-looking information is based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Offeror at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied by the forward-looking information. The material factors or assumptions that the Offeror identified and applied in drawing conclusions or making forecasts or projections set out in the forward looking information include, but are not limited to, the accuracy of Augusta’s public disclosure; the execution of the Offeror’s business and growth strategies, including the success of the its strategic investments and initiatives; the availability of financing for the Offeror’s exploration and development projects and activities; the ability to complete project targets on time and on budget and other events that may affect the Offeror’s ability to develop its projects; no significant and continuing adverse changes in general economic conditions or conditions in the financial markets; that all conditions to completion of the Offer will be satisfied or waived.

The risks, uncertainties, contingencies and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking information may include, but are not limited to, the market value of the Hudbay Shares received as consideration under the Offer and the impact of such issuance on the market price of the Hudbay Shares, the development of the Rosemont Project not occurring as planned, the exercising of dissent and appraisal rights by Augusta Shareholders should a Compulsory Acquisition or Subsequent Acquisition Transaction be undertaken, the reduced trading liquidity of Augusta Shares not deposited under the Offer, Augusta becoming a minority-owned or majority-owned subsidiary of the Offeror after consummation of the Offer, the possibility that the Offeror may remain a minority shareholder of Augusta after consummation of the Offer without the ability to control the management or direction of Augusta, the inaccuracy of Augusta’s public disclosure upon which the Offer is predicated, the triggering of change of control provisions in Augusta’s agreements leading to adverse consequences, risks generally associated with the mining industry, such as economic factors (including future commodity prices, currency fluctuations, energy prices and general cost escalation), uncertainties related to the development and operation of the Offeror’s projects (including the impact on project cost and schedule of construction delays and unforeseen risks and other factors beyond its control), depletion of the Offeror’s reserves, risks related to political or social unrest or change and those in respect of aboriginal and community relations and title claims, operational risks and hazards, including unanticipated environmental, industrial and geological events and developments and the inability to insure against all risks, failure of plant, equipment, processes, transportation and other infrastructure to operate as anticipated, compliance with government and environmental regulations, including permitting requirements and anti-bribery legislation, dependence on key personnel and employee relations, volatile financial markets that may affect the Offeror’s ability to obtain financing on acceptable terms, uncertainties related to the geology, continuity, grade and estimates of mineral reserves and resources and the potential for variations in grade and recovery rates, uncertain costs of reclamation activities, the Offeror’s ability to comply with its pension and other post-retirement obligations, the Offeror’s ability to abide by the covenants in its debt instruments, as well as the risks discussed under the heading “Risk Factors” in the Original Offer and Circular and other documents filed with Canadian and U.S. securities regulatory authorities. Should one or more risk, uncertainty, contingency or other factor materialize or should any factor or assumption prove incorrect, actual results could vary materially from those expressed or implied in the forward-looking information. Accordingly, the reader should not place undue reliance on forward-looking information. The Offeror does not assume any obligation to update or revise any forward-looking information after the date of this Notice of Variation and Extension or to explain any material difference between subsequent actual events and any forward-looking information, except as required by applicable law.

The Original Offer and Circular also contain forward looking information and this cautionary note should be read in conjunction with the Cautionary Note Regarding Forward Looking Statements in the Original Offer and Circular.

NOTICE OF VARIATION AND EXTENSION

March 31, 2014

TO: THE HOLDERS OF COMMON SHARES OF AUGUSTA RESOURCE CORPORATION

This Notice of Variation and Extension amends and supplements the Original Offer and Circular, as previously amended, pursuant to which the Offeror is offering to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Augusta Shares, other than any Augusta Shares held directly or indirectly by the Offeror and its affiliates, including any Augusta Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date of the Original Offer and Circular but prior to the Expiry Time, together with the associated rights issued under the Shareholder Rights Plan, for consideration per Augusta Share of 0.315 of a Hudbay Share.

The Offeror will not extend the Offer beyond May 5, 2014 unless, at or by that date, the remaining conditions to the Offer have been satisfied or waived, including the condition that the Shareholder Rights Plan has been waived, invalidated or cease-traded. The Offeror will be applying to the British Columbia Securities Commission to cease trade the Shareholder Rights Plan prior to the Expiry Time.

The Offeror believes that the Offer represents full and fair value and is the best alternative available to Augusta Shareholders. As long as Augusta continues as a stand-alone entity, its shareholders face significant risk of value erosion and dilution due to uncertain permitting timelines and critical near term financing pressures.

•      Augusta’s Strategic Review Process Has Failed: Augusta has not presented its shareholders with any alternative transactions to the Offer, despite the Offer having been announced 50 days ago and claims by Augusta that parties started conducting due diligence on the Rosemont Project prior to the Offeror launching the Offer. The signing of a confidentiality agreement is not an indication of a willingness to undertake a transaction that would be more beneficial to Augusta Shareholders than the Offer, and Augusta has not provided any evidence that there is any reasonable prospect of such a transaction.

•      Augusta’s Scheduling of Site Visits is a Stalling Tactic: The length of additional time Augusta is anticipating to conclude its strategic review process is nothing more than a stalling tactic. It is unclear why site visits to a greenfield development project 30 miles from Tucson, Arizona would require three to four weeks and, more importantly, why site visits have not already occurred if interested bidders truly exist. If Augusta believed that its strategic review process would result in an alternative transaction, it would not need to continue to rely on the Shareholder Rights Plan as a means of denying Augusta Shareholders the ability to choose to accept the Offer.

•      Augusta’s Shareholder Rights Plan is an Attempt to Deny Shareholder Choice: Augusta’s announcement, almost 50 days after the commencement of the Offer, that it will put the Shareholder Rights Plan to a vote at its annual meeting on May 9, 2014 is a further attempt to allow a group of current and former insiders to deny shareholder choice and suggests that the Augusta Board of Directors doesn’t expect to have any alternative transaction to the Offer almost 90 days after the Offer was commenced. At a special meeting of Augusta Shareholders on October 17, 2013, the Shareholder Rights Plan was approved by holders of only 46% of the outstanding Augusta Shares, which would imply approval by only 19% of holders of the outstanding Augusta Shares if insiders and former insiders who voted in favour are excluded. In attempting to have another vote on the Shareholder Rights Plan, Augusta is acknowledging that the prior vote does not indicate that Augusta Shareholders support the application of the Shareholder Rights Plan in the context of the Offer, and Augusta’s insiders are continuing to seek to entrench themselves and deny Augusta Shareholders the opportunity to accept the Offer. If the Augusta Board of Directors truly wanted to put “power directly in [shareholders’] hands”, it would allow Augusta Shareholders the opportunity to tender to the Offer.

•      Augusta’s Current Share Price Likely to Fall in the Absence of the Offer or a Superior Proposal: The Offeror notes that since the Offer, Augusta has outperformed its peers by 30%. This is not sustainable; the reality is that Augusta’s share price is likely to fall in the absence of the Offer or a superior proposal. Furthermore, any Augusta Shareholder wishing to sell a substantial number of shares at Augusta’s bid-affected price prior to the expiry of the Offer would be constrained by the lack of market liquidity.

1.                                      Extension of the Offer

The Offeror has extended the time for acceptance of the Offer to 5:00 p.m. (Toronto Time) on May 5, 2014. Accordingly, the definition of “Expiry Date” in the “Glossary” section of the Original Offer and Circular is hereby deleted and replaced by the following:

“Expiry Date” means May 5, 2014 or such later date or dates to which the Offer may be extended from time to time by the Offeror in accordance with Section 5 of the Offer, “Extension, Variation or Change of the Offer”;

In addition, all references to “5:00 p.m. (Toronto Time) on April 2, 2014” in the Original Offer and Circular are amended to refer to “5:00 p.m. (Toronto Time) on May 5, 2014”.

2.                                      Other Amendments to the Offer and Circular

The first sentence of the first complete paragraph on the inside front cover of the Original Offer and Circular is hereby deleted and replaced by the following:

“The Offer is subject to certain conditions, including, among other things the Shareholder Rights Plan (or any other shareholder rights plan or similar plan adopted by Augusta) having been waived, invalidated or cease-traded so as to have no effect in respect of, and so that it does not and will not reasonably be expected to adversely affect, the Offer or the Offeror and its affiliates. If the Shareholder Rights Plan (or any such other plan) has not otherwise been waived, terminated or invalidated, the Offeror intends to submit an application to the British Columbia Securities Commission to cease trade the Shareholder Rights Plan prior to May 5, 2014. Subject to the other terms and conditions of the Offer, the Offeror will not take up and pay for any tendered Augusta Shares unless each of the conditions of the Offer is satisfied or waived by the Offeror at or before the Expiry Time, including the condition that the Shareholder Rights Plan (or any such other plan) has been waived, invalidated or cease-traded as set out above.”

                        The following sentence is hereby added to the Original Offer and Circular (a) after the final sentence of the first paragraph under the heading “Will Augusta continue as a public company?” on page (vii), (b) after the first sentence of the second full paragraph on page 4, (c) after the first sentence of the second paragraph under the heading “Plans for Augusta” on page 33 and (d) after the final paragraph under the heading “Effect of the Offer on the Market for and Listing of Augusta Shares and Status as a Reporting Issuer” on page 56:

“If the Offeror does not acquire a sufficient number of Augusta Shares, it would be unable to cause the delisting of the Augusta Shares or to cause Augusta to cease to be a reporting issuer.”

The following sentence is hereby added to the Original Offer and Circular (a) after the last sentence of the first paragraph under the heading “If I decide not to tender, how will my Augusta Shares be affected?” on page (vii), (b) before the last sentence in the second paragraph under the heading “Purpose of the Offer and the Offeror’s Plans for Augusta” on pages 3-4 and (c) after the first sentence of the second paragraph under the heading “Purpose of the Offer” on page 33:

“The Offeror’s ability to advance the Rosemont Project will be dependent on the extent of its ownership of Augusta and its ability to control or influence the management and operations of Augusta.”

The paragraphs under the heading “Continued Participation in Rosemont without Single Asset Risk” on pages 3 and 32 of the Original Offer and Circular are hereby deleted and replaced with the following paragraph:

“As shareholders of the Offeror, former Augusta Shareholders would continue to benefit from future increases in value associated with the permitting and development of the Rosemont Project to the extent of the Offeror’s interest in Augusta, without the significant single asset permitting, development and financing risk to which Augusta Shareholders are currently exposed.”

The following sentence is hereby added under the final paragraph on page 9 of the Original Offer and Circular:

“As of 5:00 p.m. on March 13, 2014, 242,404 Augusta Shares had been tendered to and not withdrawn from the Offer.”

The following sentences are hereby added after the final sentence of the second paragraph under the heading “Other Terms of the Offer” on page 24 of the Original Offer and Circular and after the final sentence in clause (i) on page 13 of the Letter of Transmittal:

“The foregoing shall not restrict the applicability to the Offer of the federal securities laws of the United States or the jurisdiction of the courts of the United States with respect to the application of such laws.”

The following sentence is hereby added after the first sentence of the second paragraph under “Shareholder Rights Plan — The Offer” on page 35 of the Original Offer and Circular:

“If the Shareholder Rights Plan (or any such other plan) has not otherwise been waived, terminated or invalidated, the Offeror intends to submit an application to the British Columbia Securities Commission to cease trade the Shareholder Rights Plan prior to May 5, 2014.”

The third paragraph under the heading “Summary of the Offeror’s Historical and Pro Forma Financial Information” on page 36 of the Original Offer and Circular is hereby deleted and replaced by the following:

“The summary unaudited pro forma consolidated financial information set forth below should be read in conjunction with the unaudited pro forma consolidated financial statements of the Offeror and the accompanying notes thereto included as Schedules “B”, “D” and “E” to this Offer and Circular. The summary unaudited pro forma consolidated financial information for the Offeror gives effect to the proposed acquisition of Augusta as if it had occurred as at September 30, 2013, for the purposes of the pro forma consolidated balance sheet information and as at January 1, 2012 for the purposes of the pro forma consolidated statements of earnings for the year ended December 31, 2012 and the nine months ended September 30, 2013. Because the minimum tender condition has been waived by the Offeror, it is possible that the Offeror will not acquire the number of Augusta Shares pursuant to the Offer that would permit it to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction, particularly if the Offeror acquires such number of Augusta Shares that, together with the Augusta Shares directly or indirectly held by the Offeror and its affiliates, represents less than 66 2/3% of total Augusta Shares on a fully diluted basis pursuant to the Offer. If the number of Augusta Shares the Offeror takes up and pays for under the Offer is not sufficient to permit a Compulsory Acquisition or Subsequent Acquisition Transaction, Augusta may continue as a separate, public company following the completion of the Offer with shareholders other than the Offeror. Therefore, in addition to the pro forma financial statements reflecting the acquisition of all of the issued and outstanding Augusta Shares, which can be found in Schedule “B” to the Offer and Circular, pro forma financial statements have been included to show the pro forma effect of the acquisition by the Offeror of 33% and 51% of the issued and outstanding Augusta Shares (including Augusta Shares held by the Offeror and its affiliates prior to the commencement of the Offer) and are attached as Schedules “D” and “E”, respectively, to the Offer and Circular. These acquisition amounts have been selected for illustrative purposes only, and there can be no assurance that the Offeror will acquire Augusta Shares in these amounts, or any specified amounts, in the Offer.

In preparing the unaudited pro forma consolidated financial statements, management of the Offeror has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. The summary unaudited pro forma consolidated financial information is not intended to be indicative of the results that would actually have occurred, or the results expected in future periods, had the events reflected herein occurred on the dates indicated. Actual amounts recorded upon consummation of the Offer will differ from the pro forma information presented below. Pro forma adjustments have been made to account for significant accounting policy differences identified as of the date of this Offer and Circular. The review undertaken by the Offeror was to identify significant accounting policy differences where the impact was potentially material and could be reasonably estimated. Further accounting policy differences may be identified after the consummation of the proposed transaction. Any potential synergies that may be realized after consummation of the proposed transaction have been excluded from the unaudited pro forma consolidated financial statements.”

That certain table “Summary of Unaudited Pro Forma Consolidated Financial Information of the Offeror” on page 38 of the Original Offer and Circular is hereby deleted and replaced by the following:

Summary of Unaudited Pro Forma Consolidated Financial Information of the Offeror
(in millions of $ except per share information)

	Nine months ended	Year ended	Nine months ended	Year ended	Nine months ended	Year ended
	Sept. 30	Dec. 31	Sept. 30	Dec. 31	Sept. 30	Dec. 31
	2013	2012	2013	2012	2013	2012
	100%	100%	33%	33%	51%	51%
Certain Income Statement Data
Revenue	380.7	702.6	380.7	702.6	380.7	702.6
Gross Profit	65.7	197.6	65.7	197.6	65.7	197.6
Results from operating activities	1.4	97.5	8.2	105.5	1.4	97.5
(Loss) profit for the period/year	(53.6)	(4.7)	(49.7)	2.2	(53.6)	(4.7)
(Loss) profit attributable to owners of the Company	(51.7)	(2.0)	(47.8)	4.9	(48.8)	2.8
(Loss) profit per share (basic and diluted)(1)	(0.24)	(0.01)	(0.27)	0.03	(0.26)	0.01
Ratio of earnings to fixed charges	(12.4)	5.2	(10.3)	5.5	(11.0)	5.5

Certain Balance Sheet Data
Cash and cash equivalents	772.9	—	779.5	—	772.9	—
Property, plant and equipment	3,031.0	—	2,359.3	—	3,041.3	—
Current assets	1,062.6	—	1,057.5	—	1,062.6	—
Non-current assets	3,253.5	—	2,709.5	—	3,263.8	—
Total assets	4,316.1	—	3,767.0	—	4,326.4	—
Current liabilities	411.6	—	309.2	—	411.6	—
Long-term debt	657.4	—	654.8	—	657.4	—
Equity	2,015.1	—	1,723.1	—	2,021.3	—
Total liabilities and equity	4,316.1	—	3,767.0	—	4,326.4	—
Book value per share	9.5	—	9.6	—	10.7	—

(1)             Attributable to owners.

The final sentence on page 38 of the Original Offer and Circular is hereby deleted and replaced by the following:

“The following table sets forth the number of currently outstanding Hudbay Shares and the number expected to be outstanding upon completion of the Offer, based on certain assumptions, including the acquisition by the Offeror of all of the issued and outstanding Augusta Shares.”

The first paragraph under the heading “Consolidated Capitalization” on page 39 of the Original Offer and Circular is hereby deleted and replaced by the following:

“As at the date hereof, there have been no material changes in the Hudbay Share or loan capitalization of the Offeror since September 30, 2013, other than: (i) the issuance of US$100 million aggregate principal amount of the Offeror’s 9.50% senior unsecured notes on December 9, 2013 (the “December 2013 Notes”); (ii) the issuance of 20,930,000 Hudbay Shares pursuant to an equity offering (the “Equity Offering”) and (iii) the draw down of approximately $56.5 million pursuant to the equipment financing facility the Offeror has entered into with Cat Financial (the “Equipment Financing Loan”). The following table sets forth the consolidated capitalization of the Company: (i) as at September 30, 2013; (ii) as at September 30, 2013 after giving effect to the December 2013 Notes, the Equity Offering and the Equipment Financing Loan and before giving effect to the Offer; (iii) as at September 30, 2013 after giving effect to the December 2013 Notes, the Equity Offering, the Equipment Financing Loan and the acquisition in the Offer of all of the issued and outstanding Augusta Shares; (iv) as at September 30, 2013 after giving effect to the December 2013 Notes, the Equity Offering, the Equipment Financing Loan and the acquisition in the Offer of 33% of the issued and outstanding Augusta Shares (including Augusta Shares held by the Offeror and its affiliates prior to the commencement of the Offer); and (v) as at September 30, 2013 after giving effect to the December 2013 Notes, the Equity Offering, the Equipment Financing Loan and the acquisition in the Offer of 51% of the issued and outstanding Augusta Shares (including Augusta Shares held by the Offeror and its affiliates prior to the commencement of the Offer).”

That certain table “Consolidated Capitalization” on page 39 of the Original Offer and Circular is hereby deleted and replaced by the following:

	As at September 30, 2013
	Actual	After giving effect to December 2013 Notes, the Equity Offering and the Equipment Financing Loan before giving effect to the Offer		After giving effect to December 2013 Notes, the Equity Offering, the Equipment Financing Loan and the Offer(7)		After giving effect to December 2013 Notes, the Equity Offering, the Equipment Financing Loan and the Offer(8)		After giving effect to December 2013 Notes, the Equity Offering, the Equipment Financing Loan and the Offer(9)
	(Dollar amount in thousands)
Cash and cash equivalents(1)	$792,487	$1,058,052	(2)(3)	$1,038,486	(2)(3)	$1,045,052	(2)(3)	$1,038,486	(2)(3)
Debt (including current maturities):
Existing Credit Facilities(4)	—	—		—		—		—
Other secured debt(5)	—	$58,202		$58,202		$58,202		$58,202
Total secured debt	—	—		—		—		—
Total senior unsecured debt	$654,827	$654,827		$654,827		$654,827		$654,827
Principal amount of December 2013 Notes(1)(2)	—	$99,961		$99,961		$99,961		$99,961
Long-term debt incurred in Offer (including current portion)	—	—		$96,058	(6)	—		$96,058	(6)
Total debt(5)	$654,827	$812,990		$909,048	(6)	$812,990		$909,048	(6)
Equity:
Equity	$1,641,784	$1,641,784		$1,641,784		$1,641,784		$1,641,784
Equity Offering(3)	—	$165,604		$165,604		$165,604		$165,604
Shares issued pursuant to the Offer	—	—		$372,601		$74,256		$156,571
Total equity	$1,641,784	$1,807,388		$2,179,989		$1,881,644		$1,963,959
Total capitalization(1)	$2,296,611	$2,620,378		$3,089,037		$2,694,634		$2,873,007

(1)             Reflects the United States dollar/Canadian dollar closing exchange rate as reported by the Bank of Canada as at September 30, 2013.

(2)             Reflects net proceeds from the offering of the December 2013 Notes of $99,961.

(3)             Reflects net proceeds from the Equity Offering of $165,604.

(4)             As of September 30, 2013, there were no borrowings outstanding under the Credit Facility. As of September 30, 2013, the Offeror had commitments available to be borrowed under its credit facility of US$72 million (based on the maximum availability, equal to the lesser of US$100 million and a borrowing base related to accounts receivable and inventory of the Manitoba business unit); however, borrowing capacity was reduced by $64.1 million of letters of credit outstanding on such date.

(5)             Does not include available credit facilities, including the undrawn portion of the equipment financing facility for the Constancia mobile fleet which the Offeror has entered into with Cat Financial. The equipment financing facility will be used to finance the purchase of up to approximately US$130 million of equipment.

(6)             On December 16, 2013, Augusta announced that it had closed an additional loan facility for US$26.6 million (the “Expanded Loan”) and had drawn down the first tranche of US$3.5 million. In connection with the Expanded Loan, Augusta paid an arrangement fee of US$1,120,000 and issued a total of 3.3 million Warrants to the lender with an exercise price of US$2.12 per share, subject to amendment if certain conditions are not met. The Warrants expire on December 12, 2016.

(7)             Refer to the unaudited pro forma consolidated financial statements of the Offeror for the nine months ended September 30, 2013 attached as Schedule B to this Offer and Circular for details regarding the assumptions used to calculate the effect of the Offer.

(8)             Refer to the unaudited pro forma consolidated financial statements of the Offeror for the nine months ended September 30, 2013 attached as Schedule D to this Offer and Circular for details regarding the assumptions used to calculate the effect of the Offer.

(9)             Refer to the unaudited pro forma consolidated financial statements of the Offeror for the nine months ended September 30, 2013 attached as Schedule E to this Offer and Circular for details regarding the assumptions used to calculate the effect of the Offer.

The following is added as Schedules “D” and “E” to the Original Offer and Circular:

SCHEDULE D

UNAUDITED PRO FORMA FINANCIAL STATEMENT

Hudbay Minerals Inc.

Pro Forma Consolidated Financial Statements

(Unaudited)

September 30, 2013

(expressed in thousands of Canadian dollars)

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet

(Unaudited) As at September 30, 2013

(expressed in thousands of Canadian dollars)

	Hudbay	Adjustments		Pro forma consolidated
	$	$	Note 4	$

Assets

Current assets
Cash and cash equivalents	792,487	(13,000)	(b)	779,487
Trade and other receivables	120,842	—		120,842
Inventories	56,360	—		56,360
Prepaid expenses and other current assets	60,796	—		60,796
Other financial assets	175	—		175
Taxes receivable	39,884	—		39,884

Total current assets	1,070,544	(13,000)		1,057,544

Receivables	49,587	—		49,587
Inventories	6,579	—		6,579
Prepaid expenses	624	—		624
Investment in Augusta	—	142,532	(a),(b)	142,532
Other financial assets	86,786	(48,192)	(d)	38,594
Intangible assets - computer software	13,278	—		13,278
Property, plant and equipment	2,359,330	—		2,359,330
Goodwill	69,138	—		69,138
Deferred tax assets	29,800	—		29,800

Total assets	3,685,666	81,340		3,767,006

Liabilities

Current liabilities
Trade and other payables	186,300	—		186,300
Taxes payable	128	—		128
Other liabilities	41,985	—		41,985
Other financial liabilities	14,275	—		14,275
Deferred revenue	66,542	—		66,542

Total current liabilities	309,230	—		309,230

Other financial liabilities	23,333	—		23,333
Long-term debt	654,827	—		654,827
Deferred revenue	475,122	—		475,122
Provisions	144,349	—		144,349
Pension obligations	34,603	—		34,603
Other employee benefits	142,643	—		142,643
Deferred tax liabilities	259,775	—		259,775

Total liabilities	2,043,882	—		2,043,882

Shareholders’ Equity

Share capital (note 5)	1,021,088	74,256	(a)	1,095,344
Reserves	2,308	(20,865)	(d)	(18,557)
Retained earnings (deficit)	620,472	27,949	(b),(c)	648,421

Total equity attributable to controlling shareholders	1,643,868	81,340		1,725,208

Non-controlling interests	(2,084)	—		(2,084)

Total equity	1,641,784	81,340		1,723,124

Total liabilities and shareholders’ equity	3,685,666	81,340		3,767,006

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Hudbay Minerals Inc.

Pro Forma Consolidated Statement of Income

(Unaudited) For the nine months ended September 30, 2013

(expressed in thousands of Canadian dollars)

	Hudbay	Adjustments		Pro forma consolidated
	$	$	Note 4	$

Revenue	380,720	—		380,720

Cost of sales
Mining operating costs	260,212	—		260,212
Depreciation and amortization	54,826	—		54,826

	315,038	—		315,038

Gross profit (loss)	65,682	—		65,682

Selling and administrative expenses	29,919	—		29,919

Exploration and evaluation	22,082	—		22,082

Other operating income	(417)	—		(417)

Other operating expenses	5,871	—		5,871

Results from operating activities (Note 1)	8,227	—		8,227

Finance income	(2,870)	—		(2,870)

Finance expenses	7,144	—		7,144

Other finance losses	26,263	—		26,263

	30,537	—		30,537
Share of investment in Augusta	—	(1,941)	(e)	(1,941)

Loss before tax	(22,310)	(1,941)		(24,251)

Tax expense (recovery)	25,484	—		25,484

Loss for the period	(47,794)	(1,941)		(49,735)

Attributable to
Owners of the Company	(45,854)	(1,941)		(47,795)
Non-controlling interests	(1,940)	—		(1,940)

Loss for the period	(47,794)	(1,941)		(49,735)

Loss per share attributable to owners of the company
Basic and diluted (note 6)	(0.27)			(0.27)

Weighted average shares outstanding (thousands) (note 6)	172,038			179,938

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Hudbay Minerals Inc.

Pro Forma Consolidated Statement of Income

(Unaudited) For the year ended December 31, 2012

(expressed in thousands of Canadian dollars)

	Hudbay	Adjustments		Pro forma consolidated
	$	$	Note 4	$

Revenue	702,550	—		702,550

Cost of sales
Mining operating costs	429,155	—		429,155
Depreciation and amortization	75,801	—		75,801

	504,956	—		504,956

Gross profit (loss)	197,594	—		197,594

Selling and administrative expenses	39,516	—		39,516

Exploration and evaluation	43,572	—		43,572

Other operating income	(2,316)	—		(2,316)

Other operating expenses	11,332	—		11,332

Results from operating activities (Note 1)	105,490	—		105,490

Finance income	(6,217)	—		(6,217)

Finance expenses	14,858	—		14,858

Other finance losses (gains)	44,700	(26,617)	(d)	18,083

	53,341	(26,617)		26,724
Share of investment in Augusta	—	(3,238)	(e)	(3,238)

Profit before tax	52,149	23,379		75,528

Tax expense	73,319	—		73,319

Profit/(Loss) for the year	(21,170)	23,379		2,209

Attributable to
Owners of the Company	(18,507)	23,379		4,872
Non-controlling interests	(2,663)	—		(2,663)

Profit/(Loss) for the year	(21,170)	23,379		2,209

Earnings/(Loss) per share attributable to owners of the company
Basic (note 6)	(0.11)			0.03
Diluted (note 6)	(0.11)			0.03

Weighted average shares outstanding (thousands) (note 6)	171,961			179,861

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

1                      Basis of presentation

The unaudited pro forma consolidated balance sheet of Hudbay Minerals Inc. (the “Company” or “Hudbay”) as at September 30, 2013 and the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2013 and for the year ended December 31, 2012 have been derived by management based on financial statements prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), for illustrative purposes only, after giving effect to the acquisition of a 33% interest in the share capital of Augusta Resource Corporation (“Augusta”), including common shares the Company owned prior to the Take-over Bid Circular, by the Company (note 3). Adjustments applied are directly attributable to the transaction, factually supportable, and expected to have a continuing impact. Terms not otherwise defined herein have the meanings given thereto in the Take-over Bid Circular of the Company or Augusta dated February 10, 2014.

These unaudited pro forma consolidated financial statements have been compiled as follows:

a)                  an unaudited pro forma consolidated balance sheet giving effect to the transaction described in note 3, as if the transaction occurred on September 30, 2013 based on:

•                      the unaudited condensed consolidated interim balance sheet of the Company as at September 30, 2013; and

•                      information derived from the unaudited condensed consolidated interim statement of financial position of Augusta as at September 30, 2013.

b)                  an unaudited pro forma consolidated income statement for the nine months ended September 30, 2013, which assumes the transaction occurred as of January 1, 2012, based on:

•                      the unaudited condensed consolidated interim income statement of the Company for the nine months ended September 30, 2013; and,

•                      information derived from the unaudited condensed consolidated interim statement of comprehensive loss of Augusta for the nine months ended September 30, 2013.

c)                   an unaudited pro forma consolidated income statement for the year ended December 31, 2012, which assumes the transaction occurred as of January 1, 2012, based on:

•                      the audited consolidated income statement of the Company for the year ended December 31, 2012; and

•                      information derived from the audited consolidated statement of comprehensive profit (loss) of Augusta for the year ended December 31, 2012.

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation, in all material respects, of the transactions described in notes 3 and 4 in accordance with IFRS, applied on a basis consistent with the Company’s accounting policies. The unaudited pro forma consolidated financial information is not necessarily indicative of the results of operations that might be obtained in the future.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and Augusta.

Augusta’s financial statements are presented in United States dollars. For the purposes of these unaudited pro forma consolidated financial statements, any financial information of Augusta has been translated into Canadian dollars at the following rates:

•                       September 30, 2013 balance sheet at the exchange rate of $1.0303;

•                       December 31, 2012 income statement at the average rate for the year of $0.9994; and

•                       September 30, 2013 income statement at the average rate for the period of $1.0236.

All foreign exchange rates have been obtained from the Bank of Canada website. Unless where otherwise noted, these unaudited pro forma consolidated financial statements and their accompanying notes are presented in Canadian dollars.

Prior to the transaction described in Note 3, the Company owned 23,058,585 shares of Augusta which were recorded on the unaudited condensed interim balance sheet of the Company at September 30, 2013 at a fair value of $48,192 (cost of $69,058).

The Company assumes they will have significant influence over Augusta subsequent to the transaction.  The allocation of the preliminary purchase price to reflect the fair values of the identifiable net assets is based on management’s estimate of such assets and liabilities and, accordingly, the adjustments that have been included in the pro forma consolidated balance sheet may be subject to change. The final purchase price allocations may differ materially from the allocations included herein.

2                      Summary of significant accounting policies

These unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies, as set out in the audited consolidated financial statements of the Company as at December 31, 2012. Management has determined, based on their initial assessment, that certain adjustments may be necessary to conform Augusta’s audited consolidated financial statements to the accounting policies used by the Company in the preparation of its audited consolidated financial statements:

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

a)                  Stock based compensation — Augusta capitalizes stock based compensation related to personnel that service their development project to development costs. Hudbay expenses similar charges to various income statement accounts. The amount of the cumulative impact is unknown at the current time.

b)                  Deposits and prepayments on long-lead equipment - Augusta presents this as a separate financial statement line item. Hudbay groups these assets within prepaid expenses. An amount of $12,000 has been reclassified to conform to Hudbay policies.

3                      The transaction

Proposed transaction

These pro forma financial statements have been prepared on the basis consistent with the terms of the Take-over Bid Circular, but under the assumption that Hudbay acquires 33% of the issued and outstanding common shares of Augusta, including any Augusta Shares held directly or indirectly by Hudbay and its affiliates prior to the Take-over Bid Circular.

The transaction will be accounted for as an investment in associate under the equity method.  A summary of the allocation of the preliminary purchase price to the acquired assets and liabilities assumed is as follows:

$

Preliminary purchase price
Hudbay share consideration (note 4(a))	74,256
Fair value of Augusta shares previously held by Hudbay (note 4(c))	68,276

Investment in Augusta	142,532

The final purchase price and the Company’s share of the Augusta’s fair value of the identifiable net assets acquired will ultimately be determined after the closing of the transaction. Therefore, it is likely that the purchase price, including share consideration, and the fair values of net assets will vary from those shown above. These differences may be material.

4                      Pro forma assumptions and adjustments

The unaudited pro forma consolidated financial statements reflect the following assumptions and adjustments to give effect to the acquisition of 33% of the issued and outstanding common shares of Augusta as described in note 3 as if the transactions had occurred on January 1, 2012 for statement of income items and September 30, 2013 for balance sheet items.  Assumptions relating to the share price of Hudbay or Augusta have used the date of February 7, 2014 which represents the last trading day before February 10, 2014.

a)                  An adjustment to reflect the issuance of 7,899,596 Hudbay shares in exchange for 25,078,082 common shares of Augusta representing a share exchange ratio of 0.315 Hudbay shares to 1 Augusta share and an

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

adjustment to recognize the related investment in Augusta. The closing price of Augusta shares on February 7, 2014 was $2.51.  Future movements in share prices may impact the share numbers disclosed within.

b)                  An adjustment to reflect the transaction costs of $13,000 in professional fees.

c)                   An adjustment to re-measure the fair value of the Company’s existing investment in Augusta held prior to investment becoming an associate. This investment is designated as an available-for-sale investment by Hudbay, carried at fair value and all fair value changes are recognized in other comprehensive income (OCI), except for declines in values which are significant or prolonged which are recognized in the statement of loss.

d)                  An adjustment to eliminate the Company’s existing investment in Augusta as at September 30, 2013 and an adjustment to eliminate the related accumulated fair value gains (losses) in reserves. Correspondingly, recognized fair value changes in the statement of income are eliminated for the nine months ended September 30, 2013 and the year ended December 31, 2012 of $nil and $26,617, respectively.

e)                   An adjustment to recognize Hudbay’s share of investment in Augusta.

5                      Pro forma share capital

	September 30, 2013		December 31, 2012
	Number of shares		Number of shares
	(000s)		$(000s)	$

Hudbay’s common shares outstanding	172,078	1,021,088	171,984	1,020,458
Hudbay’s common shares issued under the proposed transaction (note 4(a))	7,900	74,256	7,900	74,256

Pro forma share capital	179,978	1,095,344	179,884	1,094,714

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

6                      Pro forma earnings/(loss) per share

For the purposes of the unaudited pro forma consolidated financial statements, the earnings/(loss) per share has been calculated using the weighted average number of shares which would have been outstanding as at the period end, after giving effect to the transaction described in notes 3 and 4 as if it had occurred on January 1, 2012.

	September 30, 2013	December 31, 2012
	$	$

Actual weighted average number of Hudbay shares outstanding (thousands)	172,038	171,961
Assumed number of Hudbay shares issued to Augusta shareholders (note 4(a)) (thousands)	7,900	7,900

Pro forma weighted average number of Hudbay shares outstanding — Basic (thousands)	179,938	179,861
Actual number of Hudbay dilutive securities (thousands)	219	275
Pro forma weighted average number of Hudbay shares outstanding — Diluted (thousands)	180,157	180,136

Pro forma profit/(loss) attributable to owners of the Company	(47,795)	4,872
Pro forma earnings/(loss) per share - basic	(0.27)	0.03
Pro forma earnings/(loss) per share - diluted	(0.27)	0.03

SCHEDULE E

UNAUDITED PRO FORMA FINANCIAL STATEMENT

Hudbay Minerals Inc.

Pro Forma Consolidated Financial Statements

(Unaudited)

September 30, 2013

(expressed in thousands of Canadian dollars)

Hudbay Minerals Inc.

Pro Forma Consolidated Balance Sheet

(Unaudited) As at September 30, 2013

(expressed in thousands of Canadian dollars)

	Hudbay	Augusta	Adjustments		Pro forma consolidated
	$	$	$	Note 4	$
		(Note 1)

Assets

Current assets
Cash and cash equivalents	792,487	772	(20,338)	(b), (f)	772,921
Trade and other receivables	120,842	7,366	—		128,208
Inventories	56,360	—	—		56,360
Prepaid expenses and other current assets	60,796	4,085	—		64,881
Other financial assets	175	154	—		329
Taxes receivable	39,884	—	—		39,884

Total current assets	1,070,544	12,377	(20,338)		1,062,583

Receivables	49,587	—	—		49,587
Inventories	6,579	—	—		6,579
Prepaid expenses	624	12,025	—		12,649
Other financial assets	86,786	1,422	(48,192)	(g), (h)	40,016
Intangible assets - computer software	13,278	1,459	—		14,737
Property, plant and equipment	2,359,330	296,657	385,327	(d)	3,041,314
Goodwill	69,138	—	—		69,138
Deferred tax assets	29,800	—	—		29,800

Total assets	3,685,666	323,940	316,797		4,326,403

Liabilities

Current liabilities
Trade and other payables	186,300	5,946	—		192,246
Taxes payable	128	—	—		128
Other liabilities	41,985	2,886	—		44,871
Other financial liabilities	14,275	93,510	—		107,785
Deferred revenue	66,542	—	—		66,542

Total current liabilities	309,230	102,342	—		411,572

Other financial liabilities	23,333	795	—		24,128
Long-term debt	654,827	2,548	—	(c), (e)	657,375
Deferred revenue	475,122	—	—		475,122
Provisions	144,349	—	—		144,349
Pension obligations	34,603	—	—		34,603
Other employee benefits	142,643	—	—		142,643
Deferred tax liabilities	259,775	2,932	152,590	(d)	415,297

Total liabilities	2,043,882	108,617	152,590		2,305,089

Shareholders’ Equity

Share capital (note 5)	1,021,088	227,392	(70,821)	(a), (f), (j)	1,177,659
Reserves	2,308	28,543	(28,682)	(a), (g), (h), (i)	2,169
Retained earnings (deficit)	620,472	(40,612)	41,477	(a), (b), (h), (j)	621,337

Total equity attributable to controlling shareholders	1,643,868	215,323	(58,026)		1,801,165

Non-controlling interests	(2,084)	—	222,233	(a)	220,149

Total equity	1,641,784	215,323	164,207		2,021,314

Total liabilities and shareholders’ equity	3,685,666	323,940	316,797		4,326,403

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Hudbay Minerals Inc.

Pro Forma Consolidated Statement of Income

(Unaudited) For the nine months ended September 30, 2013

(expressed in thousands of Canadian dollars)

	Hudbay	Augusta	Adjustments		Pro forma consolidated
	$	$	$	Note 4	$
		(Note 1)

Revenue	380,720	—	—		380,720

Cost of sales
Mining operating costs	260,212	—	—		260,212
Depreciation and amortization	54,826	—	—		54,826

	315,038	—	—		315,038

Gross profit (loss)	65,682	—	—		65,682

Selling and administrative expenses	29,919	5,442	—		35,361

Exploration and evaluation	22,082	1,342	—		23,424

Other operating income	(417)	—	—		(417)

Other operating expenses	5,871	—	—		5,871

Results from operating activities (Note 1)	8,227	(6,784)	—		1,443

Finance income	(2,870)	(821)	—		(3,691)

Finance expenses	7,144	71	—		7,215

Other finance losses	26,263	476	—		26,739

	30,537	(274)	—		30,263

Loss before tax	(22,310)	(6,510)	—		(28,820)

Tax expense (recovery)	25,484	(686)	—		24,798

Loss for the period	(47,794)	(5,824)	—		(53,618)

Attributable to
Owners of the Company	(45,854)	(5,824)	2,854	(a)	(48,824)
Non-controlling interests	(1,940)	—	(2,854)	(a)	(4,794)

Loss for the period	(47,794)	(5,824)	—		(53,618)

Loss per share attributable to owners of the company
Basic and diluted (note 6)	(0.27)				(0.26)

Weighted average shares outstanding (thousands) (note 6)	172,038				188,694

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Hudbay Minerals Inc.

Pro Forma Consolidated Statement of Income

(Unaudited) For the year ended December 31, 2012

(expressed in thousands of Canadian dollars)

	Hudbay	Augusta	Adjustments		Pro forma consolidated
	$	$	$	Note 4	$
		(Note 1)

Revenue	702,550	—	—		702,550

Cost of sales
Mining operating costs	429,155	—	—		429,155
Depreciation and amortization	75,801	—	—		75,801

	504,956	—	—		504,956

Gross profit (loss)	197,594	—	—		197,594

Selling and administrative expenses	39,516	6,739	—		46,255

Exploration and evaluation	43,572	1,213	—		44,785

Other operating income	(2,316)	—	—		(2,316)

Other operating expenses	11,332	—	—		11,332

Results from operating activities (Note 1)	105,490	(7,952)	—		97,538

Finance income	(6,217)	(657)	—		(6,874)

Finance expenses	14,858	18	—		14,876

Other finance losses (gains)	44,700	96	(26,227)	(h)	18,569

	53,341	(543)	(26,227)		26,571

Profit/(loss) before tax	52,149	(7,409)	26,227		70,967

Tax expense	73,319	2,304	—		75,623

Loss for the year	(21,170)	(9,713)	26,227		(4,656)

Attributable to
Owners of the Company	(18,507)	(9,713)	30,986	(a)	2,766
Non-controlling interests	(2,663)	—	(4,759)	(a)	(7,422)

Loss for the year	(21,170)	(9,713)	26,227		(4,656)

Earnings/(loss) per share attributable to owners of the company
Basic (note 6)	(0.11)				0.01
Diluted (note 6)	(0.11)				0.01

Weighted average shares outstanding (thousands) (note 6)	171,961				188,617

The accompanying notes are an integral part of these pro forma consolidated financial statements.

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

1                      Basis of presentation

The unaudited pro forma consolidated balance sheet of Hudbay Minerals Inc. (the “Company” or “Hudbay”) as at September 30, 2013 and the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2013 and for the year ended December 31, 2012 have been derived by management based on financial statements prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), for illustrative purposes only, after giving effect to the acquisition of 51% of the share capital of Augusta Resource Corporation (“Augusta”) including common shares the Company owned prior to the Take-over Bid Circular, by the Company (note 3). Adjustments applied are directly attributable to the transaction, factually supportable, and expected to have a continuing impact. Terms not otherwise defined herein have the meanings given thereto in the Take-over Bid Circular of the Company or Augusta dated February 10, 2014.

These unaudited pro forma consolidated financial statements have been compiled as follows:

a)                  an unaudited pro forma consolidated balance sheet giving effect to the transaction described in note 3, as if the transaction occurred on September 30, 2013 combining:

•                      the unaudited condensed consolidated interim balance sheet of the Company as at September 30, 2013; and

•                      the unaudited condensed consolidated interim statement of financial position of Augusta as at September 30, 2013.

b)                  an unaudited pro forma consolidated income statement for the nine months ended September 30, 2013, which assumes the transaction occurred as of January 1, 2012, combining:

•                      the unaudited condensed consolidated interim income statement of the Company for the nine months ended September 30, 2013; and,

•                      the unaudited condensed consolidated interim statement of comprehensive loss of Augusta for the nine months ended September 30, 2013.

c)                   an unaudited pro forma consolidated income statement for the year ended December 31, 2012, which assumes the transaction occurred as of January 1, 2012, combining:

•                      the audited consolidated income statement of the Company for the year ended December 31, 2012; and

•                      the audited consolidated statement of comprehensive profit (loss) of Augusta for the year ended December 31, 2012.

It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation, in all material respects, of the transactions described in notes 3 and 4 in accordance with IFRS, applied on a basis consistent with the Company’s accounting policies. The

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

unaudited pro forma consolidated financial information is not necessarily indicative of the results of operations that might be obtained in the future.

The unaudited pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and Augusta.

Augusta’s financial statements are presented in United States dollars. For the purposes of these unaudited pro forma consolidated financial statements, line items have been translated into Canadian dollars at the following rates:

•                       September 30, 2013 balance sheet at the exchange rate of $1.0303;

•                       December 31, 2012 income statement at the average rate for the year of $0.9994; and

•                       September 30, 2013 income statement at the average rate for the period of $1.0236.

All foreign exchange rates have been obtained from the Bank of Canada website. Unless where otherwise noted, these unaudited pro forma consolidated financial statements and their accompanying notes are presented in Canadian dollars.

Prior to the transaction described in Note 3, the Company owned 23,058,585 shares of Augusta which were recorded on the unaudited condensed interim balance sheet of the Company at September 30, 2013 at a fair value of $48,192 (cost of $69,058).

The allocation of the preliminary purchase price to reflect the fair values of the assets acquired and liabilities assumed is based on management’s estimate of such assets and liabilities and, accordingly, the adjustments that have been included in the pro forma consolidated balance sheet may be subject to change. For purposes of these pro forma financial statements, the excess of the purchase price over the estimated fair value of the net assets acquired has been allocated to property, plant and equipment. The final purchase price allocations may differ materially from the allocations included herein.

2                      Summary of significant accounting policies

These unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies, as set out in the audited consolidated financial statements of the Company as at December 31, 2012. Management has determined, based on their initial assessment, that certain adjustments are necessary to conform Augusta’s audited consolidated financial statements to the accounting policies used by the Company in the preparation of its audited consolidated financial statements:

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

a)                  Stock based compensation — Augusta capitalizes stock based compensation related to personnel that service their development project to development costs. Hudbay expenses similar charges to various income statement accounts. The amount of the cumulative impact is unknown at the current time.

b)                  Deposits and prepayments on long-lead equipment - Augusta presents this as a separate financial statement line item. Hudbay groups these assets within prepaid expenses. An amount of $12,000 has been reclassified to conform to Hudbay policies.

3                      The transaction

Proposed transaction

These proforma financial statements have been prepared on the basis consistent with the terms of the Take-over Bid Circular, but under the assumption that Hudbay acquires 51% of the issued and outstanding common shares of Augusta, including any Augusta Shares held directly or indirectly by Hudbay and its affiliates prior to the Take-over Bid Circular, and any Augusta Shares that may become issued and outstanding after the date hereof but before the expiry time upon the exercise, exchange or conversion of any convertible securities, together with the associated rights issued under the Shareholder Rights Plan.

The transaction will be accounted for as a business combination with Hudbay identified as the acquirer. A summary of the allocation of the preliminary purchase price to the acquired assets and liabilities assumed is as follows:

$

Preliminary purchase price
Hudbay share consideration (note 4(a(ii)))	156,571
Fair value of Augusta options settled in cash (note 4(f))	5,814
Fair value of Augusta warrants exchanged for Hudbay warrants (note 4(i))	642
Fair value of Augusta shares previously held by Hudbay (note 4(g))	68,276

Total consideration	231,303

The preliminary purchase price has been allocated to the following net assets based on their estimated fair values as of September 30, 2013:

		Pro forma presentation
	$	$

Assets acquired and liabilities assumed
Cash and cash equivalents (Note 4(f))		6,248

Accounts receivable	7,241
Due from related parties	125
Trade and other receivables		7,366

Current portion of other assets	773

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

		Pro forma presentation
	$	$

Prepaids and other	3,312
Prepaid expenses and other current assets		4,085

Short-term investments	154
Other financial assets-current		154

Deposits on long-lead equipment	12,025
Prepaid expenses		12,025

Restricted funds	394
Other assets	1,028
Other financial assets		1,422

Other assets	1,459
Intangible assets-computer software		1,459
Development costs	182,057
Property, plant, and equipment	89,263
Mineral properties	25,337
Property, plant and equipment		296,657

Current liabilities		(102,342)
Long-term liabilities		(3,343)
Deferred tax liabilities		(155,522)
Unallocated purchase price (note 1)		385,327
Total net assets		453,536
Less: Non-controlling interest		(222,233)

Total net assets acquired		231,303

The final purchase price and the fair value of the net assets of Augusta to be acquired will ultimately be determined after the closing of the transaction. Therefore, it is likely that the purchase price, including share consideration, and the fair values of assets acquired and liabilities assumed will vary from those shown above. These differences may be material.

4                      Pro forma assumptions and adjustments

The unaudited pro forma consolidated financial statements reflect the following assumptions and adjustments to give effect to the acquisition of 51% of the issued and outstanding common shares of Augusta as described in note 3 as if the transactions had occurred on January 1, 2012 for statement of income items and September 30, 2013 for balance sheet items.  Assumptions relating to the share price of Hudbay or Augusta have used the date of February 7, 2014 which represents the last trading day before February 10, 2014.

a)	i)	An adjustment to eliminate the historical equity accounts of Augusta.

	ii)	An adjustment to reflect the issuance of 16,656,488 Hudbay shares in exchange for 52,877,740 common shares of Augusta representing a share exchange ratio of 0.315 Hudbay shares to 1 Augusta

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

share. The closing price of Augusta shares on February 7, 2014 was $2.51. Future movements in share prices may impact the share numbers disclosed within.

iii)	An adjustment to reflect the 49% non-controlling interest component of the proforma adjustments.

b)                  An adjustment to reflect the transaction costs related to the transaction, including $7,000 of change of control payments and $13,000 in professional fees.

c)                   For purposes of pro forma presentation, no adjustment has been made to settle or convert the existing debt on Augusta’s statement of financial position on the assumption that this debt is out-of the money as at February 7, 2014.

On December 16, 2013, Augusta announced that it has closed an additional loan facility for US$26.6 million (the “Expanded Loan”) and has drawn down the first tranche of US$3.5 million. In connection with the Expanded Loan, Augusta paid an arrangement fee of US$1.12 million and issued a total of 3.3 million common share purchase warrants (“Warrants”) to the lender with an exercise price of US$2.12 per share, subject to amendment if certain conditions are not met.  The Warrants expire on December 12, 2016.  This disclosure is provided for informational purposes only.  No adjustment has been reflected in the pro forma consolidated financial statements related to this event.  The potential impact on the share consideration of the exercise of these warrants is estimated to be an increase of $4,983 and the issuance of an additional 530,145 Hudbay common shares.

d)                  An adjustment to reflect the fair value of the property, plant, and equipment acquired, in excess of the book value and the resulting deferred tax liability, assuming an income tax rate of 39.6%. The applicable tax rate is based on the tax jurisdiction of the asset where it will be recovered through use.

e)                   On September 4, 2013, Augusta closed the first tranche for $2,000 of a previously announced financing for a total of $10,000 in convertible unsecured notes. The second tranche of $1,500 closed on September 19, 2013. Subsequent to September 30, 2013 Augusta issued notes for the remaining $6,500.

This disclosure is provided for informational purposes only.  No adjustment has been reflected in the pro forma consolidated financial statements for the subsequent event.

f)                    An adjustment to reflect the cash paid for the fair value of stock options issued by Augusta of $5,814, outstanding as at February 7, 2014 which are estimated to be out of-the-money. The options have been valued using a Black-Scholes model, using the share price of Augusta as at February 7, 2014, and the following assumptions: exercise prices ($2.79 to $4.35), life of options (3.42 to 3.78 years), interest rates (1.13%) and volatility rates (90.8% to 92.2%).

All other options that are estimated to be in-the-money as February 7, 2014, are assumed to be converted into common shares of Augusta, with the corresponding exercise price received as proceeds of $5,476.

g)                   An adjustment to re-measure the fair value of the Company’s existing investment in Augusta held prior to acquisition of control. This investment is designated as an available-for-sale investment by Hudbay,

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

carried at fair value and all fair value changes are recognized in other comprehensive income (OCI), except for other than temporary decline in values recognized in the statement of comprehensive loss.

h)                  An adjustment to eliminate the Company’s existing investment in Augusta as at September 30, 2013 and an adjustment to eliminate the related accumulated fair value gains (losses) in reserves. Correspondingly, recognized fair value changes in the statement of income are eliminated of $nil and $26,617 for the nine months ended September 30, 2013 and the year ended December 31, 2012, respectively.

i)                      An adjustment to reflect the warrants issued by Hudbay in exchange for the warrants issued by Augusta, outstanding as at February 7, 2014.  For purposes of pro forma presentation, the warrants issued by Augusta are assumed to be out-of-the money and therefore not exercised. Based on the exchange share ratio of Hudbay shares for Augusta shares (note 4(a)) of 0.315 to 1, respectively, 564,386 warrants were issued on February 7, 2014. The warrants have been valued using a Black-Scholes model using the following assumptions: exercise price of $12.22, interest rates of 0.78% to 1.13%, life of warrants of 1.47 to 2.47 years and volatility rates of 40.4% to 40.7%.

An adjustment was also made to eliminate losses arising in the year ended December 31, 2012 from re-measurement of warrants issued by Augusta recognized in its statement of comprehensive income of $390.

j)                     All unvested restricted shares and restricted share units (RSU) of Augusta are assumed to vest immediately on February 10, 2014.  An adjustment is made for the issuance of the common shares of $3,376.

5                      Pro forma share capital

	September 30, 2013		December 31, 2012
	Number of shares		Number of shares
	(000s)		$(000s)	$
Hudbay’s common shares outstanding	172,078	1,021,088	171,984	1,020,458
Hudbay’s common shares issued under the proposed transaction (note 4(a))	16,656	156,571	16,656	156,571

Pro forma share capital	188,734	1,177,659	188,640	1,177,029

Hudbay Minerals Inc.

Notes to Pro Forma Consolidated Financial Statements

(Unaudited)  September 30, 2013

(expressed in thousands of Canadian dollars)

6                      Pro forma earnings/(loss) per share

For the purposes of the unaudited pro forma consolidated financial statements, the earnings/(loss) per share has been calculated using the weighted average number of shares which would have been outstanding as at the period end, after giving effect to the transaction described in notes 3 and 4 as if it had occurred on January 1, 2012.

	September 30, 2013	December 31, 2012
	$	$

Actual weighted average number of Hudbay shares outstanding (thousands)	172,038	171,961
Assumed number of Hudbay shares issued to Augusta shareholders (note 4(a)) (thousands)	16,656	16,656

Pro forma weighted average number of Hudbay shares outstanding — Basic (thousands)	188,694	188,617
Actual number of Hudbay dilutive securities (thousands)	219	275
Pro forma weighted average number of Hudbay shares outstanding — Diluted (thousands)	188,913	188,892

Pro forma profit/(loss) attributable to owners of the Company	(48,824)	2,766
Pro forma earnings/(loss) per share - basic	(0.26)	0.01
Pro forma earnings/(loss) per share - diluted	(0.26)	0.01

3                                         Time for Acceptance

The Offer is now open for acceptance until 5:00 p.m. (Toronto Time) on May 5, 2014. Shareholders who have validly deposited and not withdrawn their Augusta Shares need take no further action to accept the Offer. If, at the time immediately prior to 5:00 p.m. (Toronto Time) on May 5, 2014, all of the conditions of the Offer are satisfied or waived by the Offeror, then the Initial Offering Period will end at such time and all Augusta Shares deposited under the Offer and not withdrawn will be taken up by the Offeror. If the Offeror elects to provide for a Subsequent Offering Period, it will do so by extending the Expiry Time beyond the end of the Initial Offering Period.

4                                        Manner of Acceptance

Augusta Shares may be deposited to the Offer in accordance with the provisions of Section 3 of the Original Offer, “Manner of Acceptance”.

5                                         Take-Up of and Payment for Deposited Augusta Shares

If all the conditions of the Offer have been satisfied or waived by the Offeror, the Offeror will take up Augusta Shares validly deposited under the Offer and not properly withdrawn no later than 9:00 a.m. on the first business day following the end of the Initial Offering Period. The Offeror will pay for Augusta Shares taken up as soon as practicable thereafter and in any event within three business days thereafter. By so taking up and paying for Augusta Shares validly deposited under the Offer and not properly withdrawn, the Offeror will comply with the requirement under Canadian law to take up such Augusta Shares within ten days following the end of the Initial

Offering Period and paying for such shares within three business days thereafter. See Section 6 of the Original Offer, “Take Up of and Payment for Deposited Augusta Shares”.

6                                         Withdrawal of Deposited Augusta Shares

Augusta Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Augusta Shareholder at any time before the Augusta Shares have been taken up by the Offeror under the Offer (including during any Subsequent Offering Period) and in the other circumstances described in Section 8 of the Original Offer, “Withdrawal of Deposited Augusta Shares”. Except as so indicated or as otherwise required or permitted by applicable Laws, deposits of Augusta Shares are irrevocable.

7                                         Consequential Amendments to the Original Offer and Circular and Other Documents

The Original Offer and Circular, Letter of Transmittal and Notice of Guaranteed Delivery shall be read together with this Notice of Variation and Extension and are hereby amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Notice of Variation and Extension.

Except as otherwise set forth in or amended by this Notice of Variation and Extension, the terms and conditions of the Offer and the information in the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects.

8                                         Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of Augusta with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

9                                         Directors’ Approval

The contents of this Notice of Variation and Extension have been approved, and the sending thereof to the Augusta Shareholders has been authorized by the Hudbay Board of Directors.

APPROVAL AND CERTIFICATE OF HUDBAY MINERALS INC.

The foregoing, together with the Original Offer and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Dated: March 31, 2014.

(Signed) DAVID GAROFALO	(Signed) DAVID S. BRYSON

President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

On behalf of the Board of Directors

(Signed) G. WESLEY VOORHEIS	(Signed) SARAH B. KAVANAGH
Director	Director

The Depositary for the Offer is:

By Registered Mail, Mail, Hand or Courier

Toronto

200 University Avenue
Suite 300
Toronto, Ontario

M5H 4H1

Attention:  Corporate Actions

Inquiries

North American Toll Free:  1-866-393-4891

Telephone:  416-361-0930 ext. 205

Facsimile:  416-361-0470

E-Mail:  corporateactions@equityfinancialtrust.com

THE INFORMATION AGENT FOR THE OFFER IS:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

North American Toll Free Phone:

1-866-229-8874

E-mail: contactus@kingsdaleshareholder.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272